Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of OceanPal Inc. for the registration of common stock, preferred stock purchase rights, preferred stock, debt securities, warrants, purchase contracts, rights and units and to the incorporation by reference therein of our report dated April 06, 2022, with respect to the combined carve – out financial statements of OceanPal Inc. Predecessors included in the Annual Report (Form 20-F) of OceanPal Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
June 30, 2023